Exhibit 16.1

April 17, 2025

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 17, 2025, of Belpointe PREP, LLC and are in agreement with the statements contained therein with respect to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York